EXHIBIT   11


                              FINE HOST CORPORATION
                        Computation of Per Share Earnings




                                                  Three Months Ended
                                              March 26,        March 27,
                                                 1997            1996


Income applicable to Common Stock          $     848                259
Stock warrant accretion                         ----             (1,040)
                                           _________          _________
Net income (loss) available to Common
      Stockholders                         $     848         $     (781)

Weighted average number of common shares
      outstanding                          7,630,390          2,048,200
Average convertible Preferred shares
      outstanding                           -----               939,297
Assumed conversion of:
      Warrants                              -----               442,870
      Options                                288,031             80,024
      Subordinated Notes                      32,618              ----
                                           _________          _________
Average number of shares of Common Stock
      outstanding assuming full dilution   7,951,039          3,510,391

Net income (loss) per share assuming
      full dilution                    $         .11      $       (.22)


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